EXHIBIT 10.2

PURCHASE ORDER	PAGE 1	P.O. NO. 15949	ORDER DATE 08/15/11	VEND. NO. V0001004

4698 Willow Rd

Suite 100

Pleasanton CA 94588

USA888-935-8471

V E N D O R ,	S H I P T O	Zeltiq Aesthetics, Inc. 4698 Willow Rd Suite 100 Pleasanton CA 94588 USA888-935-8471

ORDER DATE 08/115/11	DUE DATE 08/15/11		SHIP VIA	F.O.B. Destination		TERMS Net10
RESALE NO.		RESPONSIBILITY -No Sales Employee-
ITEM NO.	REV.	DESCRIPTION	DEL.DATE	QTY ORDER	UNIT PRICE	EXTENSION

SUBTOTAL	DISCOUNT	Tax	PURCHASE ORDER NO. 15949	$ 0.0000 TOTAL ORDER VALUE
REMARKS

REQUESTER/MANAGER
SIGNATURE
VICE PRESIDENT
SIGNATURE
PRESIDENT
SIGNATURE

Zeltiq Aesthetics, Inc. Standard Purchase Order Terms and Conditions November 13, 2008 to current date

AGREEMENT: Unless this Purchase Order (“PO”) is issued under a written Consulting Agreement between Supplier and the buying company issuing this PO (“Buyer”), this PO and any attachments are the sole agreement between Buyer and Supplier with respect to the products or services specified in this PO. This Zeltiq Aesthetics, Inc. Purchase Order Terms and Conditions verbiage is the subject to change without notice. No other document, including the Supplier’s proposal, quotation, or acknowledgment form, will be part of this PO, unless specifically agreed to in writing by Buyer. No right that Buyer has regarding this PO may be waived or modified except by Buyer in writing.

PRICE/TAXES: Supplier is responsible for and will pay all sales, use and similar taxes. If Buyer provides a reseller certificate, certification of an exemption from tax, or reduced rate of tax imposed by an applicable taxing authority, then Supplier agrees not to invoice, nor pay, any such tax unless and until the applicable taxing authority assesses such tax, at which time Supplier shall invoice and Buyer agrees to pay any such tax that is legally owned.

TERMS OF PAYMENT AND ACCEPTANCE: Unless this PO states otherwise, the terms of payment are net 30 days, either after receipt of Supplier’s invoice or after receipt of the products or services, whichever is later. The PO number must appear on all related correspondence and invoices. In the event Supplier has not received payment as agreed, Supplier will notify Buyer and Buyer will make prompt payment. Payment of invoices will not be deemed acceptance of products or services, but rather such products or services will be subject to inspection, test, acceptance or rejection in accordance with the acceptance or completion criteria as specified in the PO. Buyer may, at its option, either reject products or services that do not comply with the acceptance or completion criteria for a refund, or require Supplier, upon Buyers written instruction, to repair or replace such products or re-perform such services without charge and in a timely manner.

TERMINATION: This PO may be terminated by Buyer with or without cause. In the event Buyer terminates without cause, Buyer will compensate Supplier for the actual and reasonable expenses incurred by Supplier for work in process up to and including the date of termination, provided such expenses do not exceed the agreed upon prices.

PACKAGES/TRANSPORTATION: Supplier will: (I) comply with all the packaging and labeling requirements set out in this PO (if such are identified), (ii) comply with the transportation routing guidelines in this PO, (iii) not use premium transportation unless specifically authorized by Buyer.

LATE SHIPMENTS: In this PO and in any contract arising there from, time shall be of the essence. If Supplier fails to deliver on time, Buyer may purchase replacements elsewhere and Supplier will be liable for actual and reasonable costs and damages Buyer incurs. Supplier will promptly notify Buyer if it is unable to comply with the delivery date specified in this PO.

WARRANTIES: Supplier warrants that: (i) it has the right to enter into this PO, and it will comply; (ii) no claim, lien, or action exists or is threatened against Supplier that would interfere with Buyer’s rights under this PO; (iii) products and services specified in this PO do not infringe any privacy, publicity, reputation or intellectual property right of a third party; (iv) Supplier and the product(s) are in compliance with all licensing agreements applicable to such third party code; (v) products specified in this PO are free from defects in design except based solely upon written designs provided by Buyer unless such designs are based entirely on Supplier’s specifications; (vi) products and services will conform to the warranties, specifications and requirements in this PO and from the date of shipment, products and services will be free from defects in material and workmanship for the longer of the time period specified in this PO and Supplier’s standard warranty term; (vii) products specified in this PO are safe for use consistent with and will comply with the warranties, specifications and requirements of this PO; (viii) products are new and do not contain used reconditioned parts unless Buyer agrees otherwise in writing.

INTELLECTUAL PROPERTY AND OTHER INDEMNIFICATIONS: Supplier grants Buyer all rights and licenses necessary for Buyer to use, transfer, pass-through and sell the products or services specified in the PO and to exercise the rights granted under this PO. Supplier agrees to defend, hold harmless, and indemnify Buyer from any claim that Supplier’s products or service infringes any intellectual property rights or any claim arising from the failure of Supplier to comply with its warranties and obligations under this PO. If a claim of infringement is made, Supplier will, at its own expense, exercise the first of the following remedies that is practicable: (i) obtain for Buyer the rights granted under this PO; (ii) modify the products or services so they are non-infringing and in compliance with this PO; (iii) replace the products or services with non-infringing ones that comply with this PO; or (iv) accept the return of infringing products and the cancellation of infringing services and refund any amount paid. Buyer may return nonconforming goods to Supplier at Supplier’s expense.

LIMITATION OF LIABILITY: To the extent permitted by local law in no event will Buyer be liable for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages.

EXCHANGE OF INFORMATION: All exchanges of information between the parties pursuant to this PO will be considered non confidential, unless the parties have entered into a separate written confidentiality agreement. For any Personal Data relating to Supplier’s employees or other legal entities that Supplier provides to Buyer, Supplier will obtain the informed agreement of such employees and other legal entities to release the information to Buyer and to allow Buyer to use, disclose and transmit such information in connection with this PO.

NOTIFICATION OF CHANGE IN PRODUCTS OR SERVICES: Pursuant to 21 CFR 820, Supplier immediately shall notify buyer with reasonable specificity of any changes in the products or services specified in the PO so that Buyer may determine whether the changes may affect the quality of a finished device.

APPLICABLE LAW: This PO is governed by the laws of the country where the Buyer is located.